UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2005

Find/SVP, Inc.
(Exact Name of Registrant as Specified in its Charter)

New York	0-15152	13-2670985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Avenue of the Americas, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 645-4500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

On November 28, 2005, Find/SVP, Inc. (the “Company”), completed a transaction whereby it sold the “Find.com” URL, and licensed certain related intellectual property assets, to Tigo Search, Inc. (“Tigo Search”), a majority-owned subsidiary of Scientigo Inc. (“Scientigo”) pursuant to the terms of a transaction agreement on such date. The Consideration for the transaction consisted of: (i) an upfront payment of $400,000 at closing consisting of $250,000 in cash and $150,000 of Scientigo common stock at a price of $1.3325 per share; (ii) a note for $100,000 payable in cash within sixty (60) days of the date on which the rescission and exchange period terminates as outlined in Scientigo’s registration statement on Form S-4; and (iii) a 49% interest in Tigo Search. Scientigo also has the option until May 28, 2006 to acquire the Company’s 49% interest in Tigo Search for $700,000, payable $350,000 in cash and $350,000 in Scientigo common stock at a price of $1.3325 per share. In accordance with the terms of the Operating Agreement of FIND.COM, LLC dated 9/24/04, and a written consent executed by the members of FIND.COM, LLC, the Company expects to retain approximately 59% of the net proceeds (after payment of certain obligations and transaction costs related to FIND.COM, LLC) realized from this transaction, with the remainder being passed through to the remaining members of FIND.COM, LLC.

As a result of this transaction and subject to the final determination of deferred consideration discussed above in addition to various transaction fees, the Company anticipates realizing a small gain on the sale.

A copy of the press release announcing this transaction is furnished herewith as Exhibit 99.1, and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits

(d)

Exhibit	Description

99.1
Press Release dated November 28, 2005 with respect to the Registrant’s involvement in the completed transaction involving the sale of the “Find.com” URL and licensing of certain related intellectual property assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 1, 2005

FIND/SVP, INC.

By:	/s/ Peter Stone
Name: Peter Stone
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1
Press Release dated November 28, 2005 with respect to the Registrant’s involvement in the completed transaction involving the sale of the “Find.com” URL and licensing of certain related intellectual property assets.